Exhibit 99.1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is entered into as of this 13th day of November 2012, by and among Divco MW Co-GP, LLC, a Delaware limited liability company, Divco West Real Estate Services, LLC, a Delaware limited liability company, Shiff Investment Company, LLC, a Delaware limited liability company and Stuart Z Shiff.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Schedule 13D and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.  Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.  This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Divco MW Co-GP, LLC

By:	/s/ Stuart Z. Shiff
	Name:	Stuart Z. Shiff
	Title:	Authorized Signatory

Divco West Real Estate Services, LLC

By:	/s/ Stuart Z. Shiff
	Name:	Stuart Z. Shiff
	Title:	Chief Executive Officer

Shiff Investment Company, LLC

By:	/s/ Stuart Z. Shiff
	Name:	Stuart Z. Shiff
	Title:	Member

Stuart Z. Shiff

By:	/s/ Stuart Z. Shiff